Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Management’s Discussion and Analysis (“MD&A”) is intended to provide an analytical view of the business from management’s perspective of operating the business and is considered to have these major components:

•	Overview

•	Results of Operations

•	Liquidity and Capital Resources

•	Critical Accounting Policies

MD&A should be read in conjunction with the consolidated financial statements and related notes thereto contained elsewhere in this Form 8-K.

OVERVIEW

GENERAL

The operations of Saks Incorporated, a Tennessee corporation first incorporated in 1919, and its subsidiaries (together the “Company”) consist of Saks Fifth Avenue (“SFA”), Saks Fifth Avenue OFF 5th (“OFF 5th”), and SFA’s e-commerce operations. Previously, the Company also operated Saks Department Store Group (“SDSG”), which consisted of Proffitt’s and McRae’s (“Proffitt’s”) (sold to Belk, Inc. (“Belk”) in July 2005), the Northern Department Store Group (“NDSG”) (operated under the nameplates of Bergner’s, Boston Store, Carson Pirie Scott, Herberger’s and Younkers and sold to The Bon-Ton Stores, Inc. (“Bon-Ton”) in March 2006), Parisian (sold to Belk in October 2006), and Club Libby Lu (“CLL”) (the operations of which were discontinued in January 2009). The sold businesses and discontinued operations are presented as discontinued operations in the consolidated statements of income and the consolidated statements of cash flows for the current and prior year periods and are discussed below in “Discontinued Operations.”

The Company is primarily a fashion retail organization offering a wide assortment of distinctive luxury fashion apparel, shoes, accessories, jewelry, cosmetics and gifts. SFA stores are principally free-standing stores in exclusive shopping destinations or anchor stores in upscale regional malls. Customers may also purchase SFA products by catalog or online at www.saks.com. OFF 5th is intended to be the premier luxury off-price retailer in the United States. OFF 5th stores are primarily located in upscale mixed-use and off-price centers and offer luxury apparel, shoes, and accessories, targeting the value-conscious customer. As of January 31, 2009, the Company operated 53 SFA stores with a total of approximately 5.9 million square feet and 51 OFF 5th stores with a total of approximately 1.4 million square feet.

As a result of the sale of the SDSG and NDSG businesses, the Company is primarily focused on the luxury retail sector. All of the goods that the Company sells are discretionary items. Consequently, a downturn in the economy or difficult economic conditions may result in fewer customers shopping in the Company’s stores or online. In response, the Company may have to increase the duration and/or frequency of promotional events and offer larger discounts in order to attract customers, which would reduce gross margin and adversely affect results of operations.

The Company continues to make targeted investments in key areas to improve customer service and enhance merchandise assortment and allocation effectiveness. In addition, strategic investments are being made to remodel and expand existing selling space with a heightened focus on return on investment. The Company believes that its long-term strategic plans can deliver additional operating margin expansion in future years.

The Company seeks to create value for its shareholders by improving returns on its invested capital. The Company attempts to generate improved operating margins by generating sales increases while improving merchandising margins and controlling expenses. The Company uses operating cash flows to reinvest in the business and to repurchase debt or equity. The Company actively manages its real estate portfolio by routinely evaluating opportunities to improve or close underproductive stores and open new stores.

DISCONTINUED OPERATIONS

On July 5, 2005, Belk acquired from the Company for approximately $622.7 million in cash substantially all of the assets directly involved in the Proffitt’s business operations, plus the assumption of approximately $1.0 million in capitalized lease obligations and the assumption of certain other ordinary course liabilities associated with the acquired assets. The assets sold included the real and personal property and inventory associated with 22 Proffitt’s stores and 25 McRae’s stores that generated fiscal 2004 revenues of approximately $784.0 million. The Company realized a net gain of $155.5 million on the sale.

Upon the closing of the transaction, Belk entered into a Transition Services Agreement (“Proffitt’s TSA”) whereby the Company continued to provide certain back office services related to the Proffitt’s operations. Beginning with the second quarter of 2006, the back office services were substantially complete, and therefore, the Proffitt’s TSA no longer qualified as continuing involvement in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

On March 6, 2006, the Company sold to Bon-Ton all outstanding equity interests of certain of the Company’s subsidiaries that owned NDSG, either directly or indirectly. The consideration received consisted of approximately $1.12 billion in cash (reduced as described below based on changes in working capital), plus the assumption by Bon-Ton of approximately $35 million of unfunded benefit liabilities and approximately $35 million of capital leases. A working capital adjustment based on working capital as of the effective time of the transaction reduced the amount of cash proceeds by approximately $75 million resulting in net cash proceeds to the Company of approximately $1.04 billion. The disposition included NDSG’s operations consisting of, among other things, the following: the real and personal property, operating leases and inventory associated with 142 NDSG units (31 Carson Pirie Scott stores, 14 Bergner’s stores, 10 Boston Store stores, 40 Herberger’s stores, and 47 Younkers stores), the administrative/headquarters facilities in Milwaukee, Wisconsin and distribution centers located in Rockford, Illinois, Naperville, Illinois, Green Bay, Wisconsin, and Ankeny, Iowa. The Company realized a net gain of $204.7 million on the sale.

Bon-Ton entered into a Transition Service Agreement with the Company (“NDSG TSA”), whereby the Company continued to provide, for varying transition periods, back office services related to the NDSG operations. The back-office services included certain information technology, telecommunications, credit, accounting and store planning services, among others. Bon-Ton compensated the Company for these services, as outlined in the NDSG TSA. The results of the NDSG operations are reflected as discontinued operations in the accompanying consolidated statements of income and the consolidated statements of cash flows for fiscal year 2006.

On October 2, 2006, the Company sold to Belk of all of the outstanding equity interests of the Company’s subsidiaries that conducted the Parisian specialty department store business (“Parisian”). The consideration received consisted of $285.0 million in cash (increased in accordance with a working capital adjustment described below). In addition, Belk reimbursed the Company at closing for $6.7 million in capital expenditures incurred in connection with the construction of four new Parisian stores. Belk also paid the Company a premium associated with the purchase of accounts and accounts receivable from Household Bank (SB), N.A. (now known as HSBC Bank Nevada, N.A., “HSBC”), in the amount of $2.3 million. A working capital adjustment based on working capital as of the effective time of the transaction increased the amount of cash proceeds by $14.2 million resulting in total net cash proceeds of $308.2 million.

The disposition included Parisian’s operations consisting of, among other things, the following: real and personal property, operating leases and inventory associated with 38 Parisian stores, an administrative/headquarters facility in Birmingham, Alabama and a distribution center located in Steele, Alabama. The Company realized a net loss of $12.8 million on the sale.

In connection with the consummation of the Parisian transaction, the Company entered into a Transition Services Agreement with Belk (“Parisian TSA”). Pursuant to the Parisian TSA, the Company provided, for varying transition periods, back-office services related to the Company’s former Parisian specialty department store business. The back-office services included information technology, telecommunications, credit, accounting and store planning services, among others. The results of the Parisian operations are reflected as discontinued operations in the accompanying consolidated statements of income and the consolidated statements of cash flows for fiscal year 2006.

As of January 31, 2009, the Company discontinued the operations of its CLL business, which consisted of 98 leased, mall-based specialty stores, targeting girls aged 4-12 years old. Charges incurred during 2008 associated with the closing of the stores included inventory liquidation costs of approximately $7.0 million, asset impairment charges of $17.0 million, lease termination costs of $14.0 million, severance and personnel related costs of $5.1 million and other closing costs of $1.4 million. The amount payable relating to the disposition of the CLL business as of January 31, 2009 is $13.6 million and is expected to be paid during the year ending January 30, 2010. These amounts and the results of operations of CLL are included in discontinued operations in the consolidated statements of income for fiscal year 2008.

SAKS FIFTH AVENUE NEW ORLEANS STORE

In late August 2005, the SFA store in New Orleans suffered substantial water, fire, and other damage related to Hurricane Katrina. The Company reopened the store in the fourth fiscal quarter of 2006 after necessary repairs and renovations were made to the property.

The SFA New Orleans store was covered by both property damage and business interruption insurance. The property damage coverage paid to repair and/or replace the physical property damage and inventory loss, and the business interruption coverage reimbursed the Company for lost profits as well as continuing expenses related to loss mitigation, recovery, and reconstruction for the full duration of the reconstruction period plus three months. The Company recorded in 2005 both (i) a $14.7 million gain on the excess of the replacement insurance value over the recorded net book value of the lost and damaged assets and (ii) $2.6 million of expenses related to the insurance deductible. In 2006, the Company recorded an adjustment (credit) of $1.6 million related to the insurance deductible. In 2007, the Company recorded a pre-tax gain of $13.5 million associated with the proceeds from the business interruption claims.

FINANCIAL PERFORMANCE SUMMARY

On a consolidated basis, total net sales and comparable store sales for the year ended January 31, 2009 decreased 6.0% and 6.1%, respectively. The Company recorded a loss from continuing operations of $126.6 million, or $0.92 per share compared to income from continuing operations of $47.1 million, or $0.31 per share, for the years ended January 31, 2009 and February 2, 2008, respectively. After recognition of the Company’s after-tax loss from discontinued operations of $32.2 million, or $0.23 per share, net loss totaled $158.8 million, or $1.15 per share for the year ended January 31, 2009. After recognition of the Company’s after-tax loss from discontinued operations of $3.2 million, or $0.02 per share, net income totaled $43.9 million, or $0.29 per share for the year ended February 2, 2008.

The year ended January 31, 2009 included net after-tax charges totaling $26.2 million or $0.19 per share, primarily related to $7.0 million or $0.05 per share of asset impairment charges incurred in the normal course of business and approximately $6.7 million or $0.05 per share of severance costs related to the Company’s 2008 downsizing initiative and the Ft. Lauderdale store closing. The year ended January 31, 2009 also included a write-off and adjustment of $14.6 million or $0.11 per share of certain deferred tax assets primarily associated with Federal Net Operating Loss tax credits that expired at the end of fiscal 2008. These expenses were partially offset by a net gain of $2.1 million or $0.02 per share related to the sale of three unutilized properties.

The year ended February 2, 2008 included net after-tax charges totaling $16.0 million, or $0.10 per share, primarily related to $18.1 million, or $0.12 per share, for retention, severance, and transition costs related to the Company’s downsizing and consolidation following the disposition of its SDSG businesses. Additionally, legal and investigation costs totaled $3.7 million, or $.02 per share, associated with the previously disclosed investigation by the SEC (which has been concluded) and the investigation by the Office of the United States Attorney for the Southern District of New York as well as the settlement of two related vendor lawsuits. The year ended February 2, 2008 also included a loss on extinguishment of debt totaling $3.4 million or $.02 per share, related to the repurchase of $106.3 million of senior notes, $2.7 million, or $.02 per share, related to asset impairments and dispositions, and $0.8 million expense related to a state tax adjustment. These expenses were partially offset by an insurance adjustment (credit) of $8.1 million, or $0.05 per share, related to the New Orleans Store, as well as a gain of $1.6 million, or $.01 per share, related to an OFF 5th store closing and the sale of an unused support facility. Lastly, there was a $3.0 million, or $.02 per share, state income tax valuation adjustment (credit).

The year ended February 3, 2007 included net after-tax charges totaling $33.9 million, or $0.25 per share, primarily due to $22.3 million, or $0.16 per share, for retention and severance and a $21.0 million, or $0.15 per share, non-cash charge related to the accounting treatment under the Statement of Financial Accounting Standard (“SFAS”) No. 123R “Share-Based Payment,” (“SFAS No. 123R”) for the discretionary anti-dilution adjustment made to outstanding options in connection with the Company’s $4 per common share dividends paid in May and November 2006. Additionally, there was a charge of $7.4 million, or $0.06 per share, primarily related to asset impairments and dispositions, and expenses of $3.6 million, or $0.03 per share, related to legal and other costs associated with the previously disclosed investigations. This was partially offset by income of $16.8 million, or $0.12 per share, due to the favorable conclusion of certain tax examinations and the adjustment of certain tax valuation allowances, a gain of $2.6 million, or $0.02 per share, related to a one-time gain on the curtailment of the Company’s pension plan, and an insurance adjustment (credit) of $1.0 million, or $0.01 per share, related to the New Orleans store.

The year ended February 3, 2007 included an extra week, creating a 53-week fiscal year that occurs every six years in the accounting cycle for many retailers. Management estimates that the 53rd week added $0.06 per share to earnings per share for the year ended February 3, 2007.

The retail environment is challenging and competitive. Uncertain conditions make the forecasting of near-term results difficult. The Company believes that execution of key strategic initiatives provides the Company an opportunity and the resources to enhance shareholder value.

The Company believes that an understanding of its reported financial condition and results of operations is not complete without considering the effect of all other components of MD&A included herein.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, selected items from the Company’s consolidated statements of income, expressed as percentages of net sales (numbers may not total due to rounding):

	Year Ended
	January 31, 2009 (Revised)	February 2, 2008 (Revised)	February 3, 2007 (Revised)
Net sales	100%	100%	100%
Cost of sales (excluding depreciation and amortization)	68.1	61.2	61.6

Gross margin	31.9	38.8	38.4
Selling, general and administrative expenses	25.4	25.7	27.7
Other operating expenses	10.6	9.8	10.8
Impairments and dispositions	0.4	0.1	0.4

Operating income (loss)	(4.5)	3.2	(0.5)

Interest expense	(1.5)	(1.5)	(1.9)
Gain (loss) on extinguishment of debt	0.0	(0.2)	0.0
Other income, net	0.2	0.8	1.0

Income (loss) from continuing operations before income taxes	(5.8)	2.3	(1.5)
Provision (benefit) for income taxes	(1.6)	0.8	(1.2)

Income (loss) from continuing operations	(4.2)	1.5	(0.3)

Discontinued operations:
Income (loss) from discontinued operations	(1.7)	(0.2)	6.5
Provision (benefit) for income taxes	(0.7)	(0.1)	4.5

Income (loss) from discontinued operations	(1.1)	(0.1)	2.0

Net income (loss)	(5.2)%	1.4%	1.7%

FISCAL YEAR ENDED JANUARY 31, 2009 (“2008”) COMPARED TO FISCAL YEAR ENDED

FEBRUARY 2, 2008 (“2007”)

DISCUSSION OF OPERATING INCOME (LOSS) – CONTINUING OPERATIONS

The following table shows the changes in operating income (loss) from 2007 to 2008:

(In Millions)	Total Company
2007 Operating Income - Continuing Operations	$102.9

Store sales and margin	(284.6)
Operating expenses	53.2
Impairments and dispositions	(6.9)

Change	(238.3)

2008 Operating Loss - Continuing Operations	$(135.4)

For the year ended January 31, 2009, the Company’s operating loss totaled $135.4 million, a 770 basis point decrease from operating income of $102.9 million in the same period last year. Operating loss was driven by a 6.1% decrease in comparable store sales and a gross margin rate decline of 690 basis points for the year ended January 31, 2009. The decline in gross margin dollars and the gross margin rate was principally due to aggressive markdowns taken in the fourth quarter of 2008 as the Company initiated promotional activities in an effort to stimulate consumer demand and reduce inventory levels.

NET SALES

For the year ended January 31, 2009, total sales decreased 6.0% to $3,029.7 million from $3,224.1 million for the year ended February 2, 2008. Consolidated comparable store sales decreased $197.3 million, or 6.1% from $3,211.7 million for the year ended February 2, 2008 to $3,014.4 million for the year ended January 31, 2009.

Comparable store sales are calculated on a rolling 13-month basis. Thus, to be included in the comparison, a store must be open for 13 months. The additional month is used to transition the first month impact of a new store opening. Correspondingly, closed stores are removed from the comparable store sales comparison when they begin liquidating merchandise. Expanded, remodeled, converted and re-branded stores are included in the comparable store sales comparison, except for the periods in which they are closed for remodeling and renovation.

GROSS MARGIN

For the year ended January 31, 2009, gross margin was $967.2 million, or 31.9% of net sales, compared to $1,251.8 million, or 38.8% of net sales, for the year ended February 2, 2008. The decline in gross margin dollars and gross margin rate was primarily driven by incremental markdowns as the Company reacted to the rapidly deteriorating economic conditions and aggressively worked to clear excess inventory.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

For the year ended January 31, 2009, SG&A was $770.8 million, or 25.4% of net sales, compared to $827.6 million, or 25.7% of net sales, for the year ended February 2, 2008. The decrease of $56.8 million in expenses was primarily driven by lower variable expenses associated with the year over year sales decrease of $194.4 million, general expense reduction and a decrease in severance, retention and transition costs of $19.6 million from the prior year. As a percentage of sales, SG&A decreased by 20 basis points over the prior year.

Amounts received from vendors in conjunction with compensation programs and cooperative advertising were consistent with the related gross compensation and cooperative advertising expenditures and therefore had no significant impact on SG&A expense, in dollars or as a percentage of net sales.

OTHER OPERATING EXPENSES

For the year ended January 31, 2009, other operating expenses were $320.7 million, or 10.6% of net sales, compared to $317.0 million, or 9.8% of net sales, for the year ended February 2, 2008. The increase of $3.7 million was principally driven by higher depreciation and amortization expense and property and equipment rentals of $3.0 million and $1.0 million, respectively and an increase in store pre-opening costs of $1.6 million. These increases were partially offset by a decrease in taxes other than income taxes of $1.9 million.

IMPAIRMENTS AND DISPOSITIONS

For the year ended January 31, 2009, the Company recognized net charges from impairments and dispositions of $11.1 million compared to net charges of $4.3 million for the year ended February 2, 2008. The current and prior year net charges were primarily due to asset impairments in the normal course of business.

INTEREST EXPENSE

Interest expense decreased to $45.7 million in 2008 from $48.3 million in 2007 and, as a percentage of net sales, was 1.5% in 2008 and 2007. The decrease of $2.6 million was primarily due to lower interest rates due in part to utilizing the revolving credit facility to retire approximately $84.1 million in principal amount of senior notes which matured in November 2008. Interest expense includes non cash interest in accordance with FSP APB 14-1 of $6.8 million and $6.4 million for the years ended January 31, 2009 and February 2, 2008, respectively.

GAIN/(LOSS) ON EXTINGUISHMENT OF DEBT

During the year ended February 2, 2008, the Company repurchased a total of approximately $106.3 million of senior notes. The repurchase of these notes resulted in a loss on extinguishment of debt of $5.6 million. There were no such losses recorded during the year ended January 31, 2009.

OTHER INCOME, NET

Other income decreased to $5.6 million in 2008 from $24.9 million in 2007. Other income in 2008 included a $3.4 million gain on the sale of three unutilized properties. Other income in 2007 included approximately $13.5 million of business interruption insurance settlement proceeds received for the SFA New Orleans store, which was destroyed in the aftermath of Hurricane Katrina, $6.2 million of interest income and $2.7 million related to an OFF 5th store closing and the sale of an unused support facility.

INCOME TAXES

For 2008 and 2007, the effective income tax rate for continuing operations differs from the federal statutory tax rate due to state income taxes and other items such as executive compensation, tax-exempt interest, change in state tax law, the change in the valuation allowance against state net operating loss carryforwards, the effect of concluding tax examinations and other tax reserve adjustments, and the write-off of an expired Federal NOL. Including the effect of these items, the Company’s effective income tax rate for continuing operations was 27.9% and 36.2% in 2008 and 2007, respectively.

2007 COMPARED TO FISCAL YEAR ENDED FEBRUARY 3, 2007 (“2006”)

DISCUSSION OF OPERATING INCOME (LOSS) – CONTINUING OPERATIONS

The following table shows the changes in operating income (loss) from 2006 to 2007:

(In Millions)	Total Company
2006 Operating Loss - Continuing Operations	$(15.3)

Store sales and margin	143.5
Operating expenses	(32.8)
Impairments and dispositions	7.5

Change	118.2

2007 Operating Income - Continuing Operations	$102.9

For the year ended February 2, 2008, the Company’s operating income totaled $102.9 million, a 370 basis point improvement from an operating loss of $15.3 million for the year ended February 3, 2007. Operating income was driven by an 11.9% increase in comparable store sales and expense management which resulted in a 300 basis point improvement in the expense rate as a percentage of sales. Additionally, the gross margin rate improved 40 basis points for the year ended February 2, 2008. The improvement in gross margin dollars and the gross margin rate was principally attributable to the higher sales driven by the strengthening of merchandise assortments by store and enhancements to the merchandise planning and allocation process.

NET SALES

For the year ended February 2, 2008, total sales increased 11.6% to $3,224.1 million from $2,888.4 million for the year ended February 3, 2007. The fiscal year ended February 3, 2007 included an extra week, creating a 53-week fiscal year that occurs every six years in the accounting cycle for many retailers which accounted for an additional $42.7 million in sales. Consolidated comparable store sales increased $332.9 million, or 11.9% from $2,805.3 million for the 52-week period ended January 27, 2007 to $3,138.2 million at February 2, 2008. The previously mentioned 53rd week has been excluded from the comparable store sales calculation.

GROSS MARGIN

For the year ended February 2, 2008, gross margin was $1,251.8 million, or 38.8% of net sales, compared to $1,108.3 million, or 38.4% of net sales, for the year ended February 3, 2007. The improvement in gross margin dollars and gross margin rate was principally attributable to the higher sales driven by the strengthening of merchandise assortments by store and enhancements to the merchandise planning and allocation process.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

For the year ended February 2, 2008, SG&A was $827.6 million, or 25.7% of net sales, compared to $799.3 million, or 27.7% of net sales, for the year ended February 3, 2007. The net increase of $28.3 million in expenses was primarily driven by higher variable expenses associated with the year over year sales increase of $335.6 million. The fiscal 2006 period included a $33.4 million charge associated with the anti-dilution adjustment made to outstanding options related to the Company’s $4 per share dividend paid on May 1, 2006 and the $4 per share dividend paid on November 30, 2006. As a percentage of sales, SG&A decreased by 200 basis points from the year ended February 3, 2007; however, excluding the anti-dilution adjustment noted above, SG&A expense as a percentage of sales declined 80 basis points over the same period.

Amounts received from vendors in conjunction with compensation programs and cooperative advertising were consistent with the related gross compensation and cooperative advertising expenditures and therefore had no impact on SG&A expense, in dollars or as a percentage of net sales.

OTHER OPERATING EXPENSES

For the year ended February 2, 2008, other operating expenses were $317.0 million, or 9.8% of net sales, compared to $312.5 million, or 10.8% of net sales, for the year ended February 3, 2007. The increase of $4.5 million was principally driven by higher depreciation and amortization expense of $5.9 million and an increase in taxes other than income taxes of $5.9 million. This is partially offset by a decrease in property and equipment rentals of $7.5 million for the year ended February 2, 2008. As a percentage of sales, other operating expenses decreased slightly, reflecting the ability to leverage expenses as store sales increased.

IMPAIRMENTS AND DISPOSITIONS

For the year ended February 2, 2008, the Company recognized net charges from impairments and dispositions of $4.3 million compared to net charges of $11.8 million for the year ended February 3, 2007. The current and prior year net charges were primarily due to asset impairments in the normal course of business.

INTEREST EXPENSE

Interest expense declined to $48.3 million in 2007 from $55.7 million in 2006 and, as a percentage of net sales, decreased to 1.5% in 2007 from 1.9% in 2006. The decrease of $7.4 million was primarily due to the reduction in debt resulting from the repurchase of approximately $106.3 million of senior notes during the year ended February 2, 2008. Interest expense includes non cash interest in accordance with FSP APB 14-1 of $6.4 million and $6.0 million for the years ended February 2, 2008 and February 3, 2007, respectively.

GAIN/(LOSS) ON EXTINGUISHMENT OF DEBT

During the year ended February 2, 2008, the Company repurchased a total of approximately $106.3 million of senior notes. The repurchase of these notes resulted in a loss on extinguishment of debt of $5.6 million. For the year ended February 3, 2007, the Company repurchased a total of approximately $0.2 million in principal amount of senior notes. The repurchase of these notes resulted in a gain on extinguishment of debt of $7 thousand.

OTHER INCOME, NET

Other income decreased to $24.9 million in 2007 from $28.4 million in 2006 primarily due to the decrease in interest income of $18.6 million as the Company invested the cash proceeds from the NDSG and Parisian dispositions prior to the payment of the May and November $4 per common share dividends in 2006. This is partially offset by an increase to other income of approximately $13.5 million due to the business interruption insurance settlement proceeds received for the SFA New Orleans store, which was destroyed in the aftermath of Hurricane Katrina. Other income in 2007 also included $2.7 million related to an OFF 5th store closing and the sale of an unused support facility.

INCOME TAXES

For 2007 and 2006 the effective income tax rate differs from the federal statutory tax rate due to state income taxes and other items such as executive compensation, tax-exempt interest, the change in valuation allowance against state net operating loss carryforwards, and the effect of concluding tax examinations and other tax reserve adjustments. Including the effect of these items, the Company’s effective income tax rate for continuing operations was 36.2% and 82.2% in 2007 and 2006, respectively. The effective income tax rate for 2006 was impacted by a favorable settlement of certain tax examinations as well as the effect of the allocation of state taxes to discontinued operations.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOW

The primary needs for cash are to fund operations, acquire or construct new stores, renovate and expand existing stores, provide working capital for new and existing stores, invest in technology and distribution centers and service debt. The Company anticipates that cash on hand, cash generated from operating activities and borrowings under its revolving credit facility will be sufficient to sustain its current level of operations.

Cash provided by operating activities from continuing operations was $17.2 million in 2008, $67.4 million in 2007 and $153.8 million in 2006. The accompanying consolidated statements of cash flows identify major differences between net income and net cash provided by operating activities for each of those years. Cash provided by operating activities principally represents income before depreciation and non-cash charges and after changes in working capital. Working capital is significantly impacted by changes in inventory and accounts payable. Inventory levels typically increase or decrease to support expected sales levels and accounts payable fluctuations are generally determined by the timing of merchandise purchases and payments. The $50.2 million decrease in cash flows from continuing operations in 2008 from 2007 was primarily driven by the loss from continuing operations of $126.6 million in 2008 compared to income from continuing operations of $47.1 million in 2007 and a year over year decrease in accounts payable and accrued liabilities of approximately $114.6 million. This was partially offset by an inflow of cash resulting from a decrease in inventory of approximately $118.5 million. The decrease in inventory and accounts payable is due to the Company’s effort to more closely align inventories with current consumption trends. The $86.4 million decrease in cash flows from continuing operations in 2007 from 2006 was primarily due to a decrease in accounts payable and accrued liabilities and increased inventory levels, partially offset by higher net income.

Cash used in investing activities from continuing operations was $123.0 million in 2008, $124.4 million in 2007 and $121.2 million in 2006. Cash used in investing activities principally consists of construction of new stores and renovation and expansion of existing stores and investments in support areas (e.g., technology and distribution centers). The $1.4 million decrease in cash used in 2008 is primarily related to a decrease in capital expenditures of approximately $9.4 million, partially off-set by a decrease in proceeds from the sale of property and equipment of approximately $8.0 million. The $3.2 million increase in cash used in 2007 is primarily related to an increase in capital expenditures of approximately $15.4 million, partially offset by the increase in proceeds from the sale of SFA property of approximately $12.2 million.

Cash provided by financing activities from continuing operations was $35.5 million in 2008. Cash used in financing activities from continuing operations was $119.6 million in 2007 and $1,041.2 million in 2006. The 2008 cash provided by financing activities relates to proceeds of $156.7 million from the revolving credit facility and $4.1 million in proceeds from the issuance of common stock associated with stock option exercises partially off-set by the repayments of long-term debt and capital lease obligations of approximately $89.2 million and $34.9 million of common stock repurchases. The 2007 use relates to the repurchase of approximately $106.3 million in principal amount of senior notes and $27.5 million of common stock repurchases partially off-set by $34.3 million in proceeds from the issuance of common stock associated with stock option exercises. The 2006 use primarily relates to the payment of cash dividends totaling $1,095.0 million and $6.5 million of common stock repurchases partially off-set by $51.7 million of proceeds from the issuance of common stock associated with stock option exercises.

On March 6, 2006, the Company’s Board of Directors declared a cash dividend of $4.00 per common share totaling approximately $547.5 million, and the Company reduced shareholders’ equity by that amount. Approximately $539.0 million of the dividend was paid on May 1, 2006 to shareholders of record as of April 14, 2006. The remaining portion of the dividend payable will be paid prospectively as, and to the extent, awards of restricted stock vest.

On October 3, 2006, the Company’s Board of Directors declared a cash dividend of $4.00 per common share totaling approximately $558.6 million, and the Company reduced shareholders’ equity by that amount. Approximately $552.0 million of the dividend was paid on November 30, 2006 to shareholders of record as of November 15, 2006. The remaining portion of the dividend payable will be paid prospectively as, and to the extent, awards of restricted stock vest.

During the year ended February 3, 2007, the Company repurchased approximately 0.5 million shares of its common stock at an average price of $14.51 and a total cost of approximately $6.5 million.

During the year ended February 2, 2008, the Company repurchased approximately 1.7 million shares of its common stock at an average price of $15.95 and a total cost of approximately $27.5 million.

During the year ended January 31, 2009, the Company repurchased approximately 2.9 million shares of its common stock at an average price of $11.83 per share and a total cost of approximately $34.9 million. At January 31, 2009, there were 32.7 million shares remaining available for repurchase under the Company’s existing shares repurchase program.

CASH BALANCES AND LIQUIDITY

The Company’s primary sources of short-term liquidity comprises cash on hand and availability under its revolving credit facility. At the Company’s request, due to the sale of NDSG, the revolving credit facility was reduced from $800 million to $500 million in March 2006. In September 2006, the maturity date of the revolving credit facility was extended to September 2011. At January 31, 2009 and February 2, 2008, the Company maintained cash and cash equivalent balances of $10.3 million and $101.2 million, respectively. Exclusive of approximately $10.0 million and $15.7 million of store operating cash at January 31, 2009 and February 2, 2008, respectively, cash was invested principally in various money market funds. There was no restricted cash at January 31, 2009 and February 2, 2008.

At January 31, 2009, the Company had $156.7 million of direct borrowings under its revolving credit facility, and had $21.5 million in unfunded letters of credit. The Company had maximum unfunded letters of credit of $34.3 million on its revolving credit facility during 2008, which reduces the amount of borrowings under the facility. Borrowings are limited to a prescribed percentage of eligible inventories and receivables. There are no debt ratings-based provisions in the revolving credit facility. The facility includes a fixed-charge coverage ratio requirement of 1 to 1 that the Company is subject to only if availability under the facility becomes less than $60 million. The Company had unutilized availability under the facility of $261.8 million after factoring in the outstanding borrowings and outstanding letters of credit at year end and excluding the last $60 million of availability due to the fixed charge ratio falling below the required 1 to 1 coverage. The amount of cash on hand and borrowings under the facility are influenced by a number of factors, including sales, inventory levels, vendor terms, the level of capital expenditures, cash requirements related to financing instruments, and the Company’s tax payment obligations, among others.

The Company is very focused on cash management and capital preservation and has implemented a number of actions in an effort to be free cash flow positive in 2009. The planned actions include an approximate 50% reduction in year over year capital expenditures, an approximate 20% reduction in year over year inventory purchases, an approximate 9% reduction in force that was implemented in January 2009, and general operating expense reductions throughout the Company. Based on these actions and the fact that the Company has no maturities of debt until late 2010, the Company expects to have sufficient liquidity to fund operations in 2009.

CAPITAL STRUCTURE

The Company continuously evaluates its debt-to-capitalization ratio in light of economic trends, business trends, levels of interest rates, and terms, conditions and availability of capital in the capital markets. At January 31, 2009, the Company’s capital and financing structure was comprised of a revolving credit agreement, senior unsecured notes, convertible senior unsecured notes, and capital and operating leases. At January 31, 2009, total debt was $640.1 million (including the unamortized discount on the convertible senior notes), representing an increase of $67.5 million from the balance of $572.6 million at February 2, 2008. This increase in debt was primarily the result of $156.7 million in new borrowings under the revolving credit agreement partially off-set by the $84.1 million maturity of senior notes in 2008. Additionally, the debt-to-capitalization ratio increased to 39.9% in 2008, from 32.8% in 2007, primarily as a result of the increase in debt in 2008.

At January 31, 2009, the Company maintained a senior revolving credit facility maturing in 2011, which is secured by inventory and certain third party credit card accounts receivable. Borrowings are limited to a prescribed percentage of eligible inventories and receivables. There are no debt ratings-based provisions in the revolving credit facility. The facility includes a fixed-charge coverage ratio requirement of 1 to 1 that the Company is subject to only if availability under the facility becomes less than $60 million. At January 31, 2009, the Company’s fixed charge coverage was below the 1 to 1 requirement; however, the Company is not subject to the fixed charge coverage ratio as its availability under the facility exceeds $60 million. The facility contains default provisions that are typical for this type of financing, including a provision that would trigger a default of the facility if a default were to occur in another debt instrument resulting in the acceleration of principal of more than $20 million in that other instrument. At January 31, 2009, the Company had $156.7 million in borrowings under the revolving credit facility. The senior revolving credit facility has a maximum capacity of $500 million. The Company plans to reduce its inventory levels in 2009, and consequently, the maximum availability is expected to be below $500 million in certain periods during 2009.

At January 31, 2009, the Company had $192.3 million of senior notes outstanding, excluding the convertible notes, comprising four separate series having maturities ranging from 2010 to 2019 and interest rates ranging from 7.00% to 9.88%. The terms of each senior note call for all principal to be repaid at maturity. The senior notes have substantially identical terms except for the maturity dates and interest rates payable to investors. Each senior note contains limitations on the amount of secured indebtedness the Company may incur. The Company believes it will have sufficient cash on hand, availability under its revolving credit facility and access to various capital markets to repay these notes at maturity.

On April 12, 2007, the Company announced the results of its modified “Dutch Auction” tender offer to purchase a portion of its 8.25% senior notes due November 15, 2008 for an aggregate purchase price not to exceed $100 million (the “offer cap”). The offer expired on April 11, 2007. The aggregate principal amount of notes validly tendered at or above the clearing spread exceeded the offer cap and the Company accepted $95.9 million aggregate principal amount of the notes, resulting in an aggregate purchase price of $100 million (plus an additional $3.2 million in aggregate accrued interest on such notes). The Company accepted for purchase first, all notes tendered at spreads above the clearing spread, and thereafter, the notes validly tendered at the clearing spread on a prorated basis according to the principal amount of such notes. During the three months ended May 5, 2007, the Company recorded a loss on extinguishment of approximately $5.2 million related to the repurchase of the notes.

During June and July 2007, the Company repurchased an additional $10.4 million in principal amount primarily relating to its 8.25% senior notes. The repurchase of these notes resulted in a loss on extinguishment of approximately $412 thousand. The remainder of the 8.25% notes were retired upon maturity on November 15, 2008.

The Company had $230 million of convertible senior notes, at January 31, 2009, that bear interest of 2.0% and mature in 2024. The provisions of the convertible notes allow the holder to convert the notes to shares of the Company’s common stock at a conversion rate of 83.5609 shares per one thousand dollars in principal amount of notes. The most significant terms and conditions of the senior notes include: the Company can settle a conversion with shares and/or cash; the holder may put the debt back to the Company in 2014 or 2019; the holder cannot convert until the Company’s share price is greater than 120% of the applicable conversion price for a certain trading period; the Company can call the debt on or after March 11, 2011; the conversion rate is subject to a dilution adjustment; and the holder can convert upon a significant credit rating decline and upon a call. The convertible notes are within the scope of FSP APB 14-1 which was adopted as of February 1, 2009 with retrospective application.

FSP APB 14-1 clarifies the accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that reflects the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods.

Upon adoption of FSP APB 14-1, the Company estimated the fair value, as of the date of issuance, of its 2.0% convertible senior notes assuming a 6.25% non-convertible borrowing rate to be $158.1 million. The difference between the fair value and the principal amount of the notes was $71.9 million. This amount was retrospectively recorded as a debt discount and as an increase to additional paid-in capital as of the issuance date. The discount is being accreted to interest expense over the ten-year period to the first put date of the notes in 2014 resulting in an increase in non-cash interest expense in prior and future periods.

The Company used approximately $25 million of the proceeds from the issuances of the convertible notes to enter into a convertible note hedge and written call options on its common stock to reduce the exposure to dilution from the conversion of the notes. The Company believes it will have sufficient cash on hand, availability under its revolving credit facility and access to various capital markets to repay both the senior notes and convertible notes at maturity.

At January 31, 2009, the conversion criteria with respect to the credit rating requirements were met, however the share price was significantly below the conversion price. Due to the share price being significantly below the conversion price, the Company has classified the convertible notes in “long-term debt” on the Company’s balance sheet as of January 31, 2009. At February 2, 2008, the holders of the convertible notes had the ability to exercise their conversion rights as a result of the Company’s share price exceeding 120% of the applicable conversion price for the trading period. Therefore, the convertible notes were classified within “current portion of long-term debt” on the Company’s balance sheet as of February 2, 2008.

At January 31, 2009, the Company had $61.1 million in capital leases covering various properties and pieces of equipment. The terms of the capital leases provide the lessor with a security interest in the asset being leased and require the Company to make periodic lease payments, aggregating between $4 million and $6 million per year.

The Company is obligated to fund a cash balance pension plan. The Company’s current policy is to maintain at least the minimum funding requirements specified by the Employee Retirement Income Security Act of 1974. The Company expects funding requirements of up to $1.0 million in 2009. As part of the sale of NDSG to Bon-Ton, the NDSG pension assets and liabilities were acquired by Bon-Ton. Additionally, the Company amended the SFA Pension Plan during 2006, freezing benefit accruals for all participants except those who have attained age 55 and completed 10 years of credited service as of January 1, 2007, who are considered to be non-highly compensated employees. In January 2009, the Company suspended future benefit accruals for all remaining participants in the plan, effective March 13, 2009.

CONTRACTUAL OBLIGATIONS

The contractual cash obligations at January 31, 2009 associated with the Company’s capital structure, as well as other contractual obligations are illustrated in the following table:

	Payments Due by Period
(Dollars in Millions)	Within 1 year	Years 2-3	Years 4-5	After Year 5	Total
Long-Term Debt, including interest	$27	$388	$13	$279	$707
Capital Lease Obligations, including interest	12	23	21	55	111
Operating Leases	67	126	95	189	477
Purchase Obligations	378	31	20	—	429

Total Contractual Cash Obligations	$484	$568	$149	$523	$1,724

The Company’s purchase obligations principally consist of purchase orders for merchandise, store construction contract commitments, maintenance contracts, and services agreements and amounts due under employment agreements. Amounts committed under open purchase orders for merchandise inventory represent approximately $329.3 million of the purchase obligations within one year, a substantial portion of which are cancelable without penalty prior to a date that precedes the vendor’s scheduled shipment date.

On March 6, 2006, the Company’s Board of Directors declared a cash dividend of $4.00 per common share, and the Company reduced shareholders’ equity for the $547.5 million dividend. Approximately $539.0 million of the dividend was paid on May 1, 2006 to shareholders of record as of April 14, 2006. On October 3, 2006 the Company’s Board of Directors declared another cash dividend of $4.00 per common share, and the Company reduced shareholders’ equity for the $558.6 million dividend. Approximately $552.0 million of the dividend was paid on November 30, 2006 to shareholders of record as of November 15, 2006. The remaining portion of the dividends will be paid prospectively as, and to the extent, certain awards of restricted stock vest.

Each outstanding share of the Company’s common stock has one preferred stock purchase right attached. The rights generally become exercisable ten days after an outside party acquires, or makes an offer for, 20% or more of the common stock. Each right entitles its holder to purchase 1/100 share of Series C Junior Preferred Stock for $50 once the rights become exercisable. The rights expire in November 2018. Once exercisable, if the Company is involved in a merger or other business combination or an outside party acquires 20% or more of the common stock, each right will be modified to entitle its holder (other than the acquirer) to purchase common stock of the acquiring company or, in certain circumstances, common stock having a market value of twice the exercise price of the right.

Additionally, at January 31, 2009 and February 2, 2008, the Company had accrued approximately $13.9 million and $4.0 million, respectively, related to severance compensation. Substantially all amounts accrued at January 31, 2009 are expected to be paid during the year ending January 30, 2010.

Other long-term liabilities excluded from the above table include deferred compensation obligations of $10.3 million. The timing of payments for this obligation is subject to employee elections and other employment factors. Other long-term liabilities also include non-cash obligations for deferred rent and deferred property incentives. Other unrecorded obligations that have been excluded from the contractual obligations table include contingent rent payments, amounts that might come due under change-in-control provisions of employment agreements, and common area maintenance costs. The Company expects funding requirements for its pension plan of up to $1.0 million in 2009.

Due to the uncertainty with respect to the timing of future cash flows associated with the Company’s unrecognized tax benefits at January 31, 2009, the Company is unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authority. Therefore, $45.0 million of unrecognized tax benefits have been excluded from the contractual obligations table above.

The Company has not entered into any off-balance sheet arrangements which would be reasonably likely to have a current or future material effect, such as obligations under certain guarantees or contracts; retained or contingent interests in assets transferred to an unconsolidated entity or similar arrangements; obligations under certain derivative arrangements; and obligations under material variable interests.

From time to time the Company has issued guarantees to landlords under leases of stores operated by its subsidiaries. Certain of these stores were sold in connection with the SDSG and NDSG transactions. If the purchasers fail to perform certain obligations under the leases guaranteed by the Company, the Company could have obligations to landlords under such guarantees. Based on the information currently available, management does not believe that its potential obligations under these lease guarantees would be material.

CREDIT CARDS

Prior to April 15, 2003, the Company’s proprietary credit cards were issued by National Bank of the Great Lakes (“NBGL”), a wholly owned subsidiary of the Company. On April 15, 2003, the Company sold its proprietary credit card portfolio, consisting of the proprietary credit card accounts owned by NBGL and the Company’s ownership interest in the assets of a trust, to HSBC, a third party financial institution.

As part of the transaction, for a term of ten years expiring in 2013 and pursuant to a program agreement, HSBC established and owns proprietary credit card accounts for customers of the Company’s operating subsidiaries, retains the benefits and risks associated with the ownership of the accounts, receives the finance charge income and incurs the bad debts associated with those accounts. During the ten-year term, pursuant to a servicing agreement, the Company continues to provide key customer service functions, including new account opening, transaction authorization, billing adjustments and customer inquiries, and receives compensation from HSBC for these services.

At the end of the ten-year term expiring in 2013, the agreement can be renewed for two two-year terms. At the end of the agreement, the Company has the right to repurchase, at fair value, all of the accounts and outstanding accounts receivable, negotiate a new agreement with HSBC or begin issuing private label credit cards itself or through others. The agreement allows the Company to terminate the agreement early following the occurrence of certain events, the most significant of which would be HSBC’s failure to pay owed amounts, bankruptcy, a change in control or a material adverse change in HSBC’s ability to perform under the agreement. The agreement also allows for HSBC to terminate the agreement if the Company fails to pay owed amounts or enters bankruptcy. Should either the Company or HSBC choose to terminate the agreement early, the Company has the right, but not the requirement, to repurchase the credit card accounts and associated accounts receivable from HSBC at their fair value. The Company is contingently liable to pay monies to HSBC in the event of an early termination or a significant disposition of stores. The contingent payment is based upon a declining portion of an amount established at the beginning of the ten-year agreement and on a prorated portion of significant store closings. The maximum contingent payment had the agreement been terminated early at January 31, 2009 would have been approximately $21.8 million. Management believes the risk of incurring a contingent payment is remote.

In September of 2006 the Company entered into agreements with HSBC and MasterCard International Incorporated to issue a co-branded MasterCard card to new and existing proprietary credit card customers. Under this program, qualifying customers are issued a SFA and MasterCard-branded credit card that functions as a traditional proprietary credit card when used at any SFA or OFF 5th store and at Saks Direct or as a MasterCard card when used at any unaffiliated location that accepts MasterCard cards. HSBC establishes and owns the co-brand accounts, retains the benefits and sales associated with the ownership of the accounts, receives the finance charge and other income from the accounts, and incurs the bad-debts associated with the accounts.

CAPITAL NEEDS

The Company estimates capital expenditures for 2009 will be approximately $60 million, net of any proceeds, primarily for store expansions and renovations, enhancements to management information systems, maintenance capital and replacement capital expenditures.

The Company anticipates that working capital requirements related to existing stores, store expansions, store renovations and capital expenditures will be funded through cash on hand, cash provided by operations and the revolving credit facility. Maximum availability under the revolving credit facility is $500 million and there is no debt rating trigger. During periods in which availability under the facility exceeds $60 million, the Company is not subject to financial covenants. If availability under the facility were to decrease to less than $60 million, the Company would be subject to a minimum fixed charge coverage ratio of 1 to 1. During 2008, weighted average letters of credit issued under this credit facility were $28.6 million and letters of credit reduce the amount available to borrow. The highest amount of letters of credit outstanding under the facility during 2008 was $34.3 million. The Company expects that its cash flows from operating activities combined with borrowings under its revolving credit facility will be sufficient to sustain its current level of operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company’s critical accounting policies and estimates are discussed in the notes to the consolidated financial statements. Certain judgments and estimates utilized in implementing these accounting policies are likewise discussed in each of the notes to the consolidated financial statements. The following discussion aggregates the judgments and uncertainties affecting the application of these policies and estimates and the likelihood that materially different amounts would be reported under varying conditions and assumptions.

REVENUE RECOGNITION

Sales and the related gross margin are recorded at the time customers provide a satisfactory form of payment and take ownership of the merchandise. Revenue associated with gift cards is recognized upon redemption of the card. There are minimal accounting judgments and uncertainties affecting the application of this policy. The Company estimates the amount of goods that will be returned for a refund based on historical trends and reduces sales and gross margin by that amount. However, given that approximately 25% of merchandise sold is later returned and that the vast majority of merchandise returns occur within a short time after the selling transaction, the risk of the Company realizing a materially different amount for sales and gross margin than reported in the consolidated financial statements is minimal.

COST OF SALES AND INVENTORY VALUATION, EXCLUDING DEPRECIATION AND AMORTIZATION

Merchandise inventories are stated at the lower of cost or market using the retail method. On February 3, 2008, the Company elected to change its method of costing its inventories to the retail “first-in, first-out” (FIFO) method, whereas in all prior periods inventory was costed using the retail “last-in, first-out” (LIFO) method. The new method of accounting had no impact on the fiscal years ending January 31, 2009, February 2, 2008, and February 3, 2007 as the LIFO value exceeded the FIFO market value and inventory had been adjusted to reflect FIFO market value in all periods. Under the retail method, the valuation of inventories at cost and the resulting gross margins are determined by applying a calculated cost-to-retail ratio to the retail value of inventories. The cost of the inventory reflected on the consolidated balance sheet is decreased with a charge to cost of sales contemporaneous with the lowering of the retail value of the inventory on the sales floor through the use of markdowns. Hence, earnings are negatively impacted as the merchandise is being devalued with markdowns prior to the sale of the merchandise. The areas requiring significant management judgment include (1) setting the original retail value for the merchandise held for sale, (2) recognizing merchandise for which the customer’s perception of value has declined and appropriately marking the retail value of the merchandise down to the perceived value, and (3) estimating the shrinkage that has occurred through theft during the period between physical inventory counts. These judgments and estimates, coupled with the averaging processes within the retail method, can, under certain circumstances, produce varying financial results. Factors that can lead to different financial results include setting original retail prices for merchandise held for sale too high, failure to identify a decline in perceived value of inventories and process the appropriate retail value markdowns and overly optimistic or overly conservative shrinkage estimates. The Company believes it has the appropriate merchandise valuation and pricing controls in place to minimize the risk that its inventory values would be materially under or overvalued.

The Company receives vendor provided support in different forms. When the vendor provides support for inventory markdowns, the Company records the support as a reduction to cost of sales. Such support is recorded in the period that the corresponding markdowns are taken. When the Company receives inventory-related support that is not designated for markdowns, the Company includes this support as a reduction in cost purchases.

SELF-INSURANCE RESERVES

The Company self-insures a substantial portion of the exposure for costs related primarily to employee medical, workers’ compensation and general liability. Expenses are recorded based on estimates for reported and incurred but not reported claims considering a number of factors, including historical claims experience, severity factors, litigation costs, inflation and other assumptions. Although the Company does not expect the amount it will ultimately pay to differ significantly from its estimates, self-insurance reserves could be affected if future claims experience differs significantly from the historical trends and assumptions.

DEPRECIATION AND RECOVERABILITY OF CAPITAL ASSETS

Over forty percent of the Company’s assets at January 31, 2009 are represented by investments in property and equipment. Determining appropriate depreciable lives and reasonable assumptions for use in evaluating the carrying value of capital assets requires judgments and estimates.

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The Company principally utilizes the straight-line depreciation method and a variety of depreciable lives. Land is not depreciated. Buildings and improvements are depreciated over 20 to 40 years. Store fixtures are depreciated over 10 years. Equipment utilized in stores (e.g., escalators) and in support areas (e.g., distribution centers, technology) and fixtures in support areas are depreciated over 3 to 15 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or their related lease terms, generally ranging from 10 to 20 years. Internally generated computer software is amortized over 3 to 10 years. Generally, no estimated salvage value at the end of the useful life of the assets is considered.

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When constructing stores, the Company receives allowances from landlords. If the landlord is determined to be the primary beneficiary of the property, then the portion of those allowances attributable to the property owned by the landlord is considered to be a deferred rent liability, whereas the corresponding capital expenditures related to that store are considered to be prepaid rent. Allowances in excess of the amounts attributable to the property owned by the landlord are considered improvement allowances and are recorded as deferred rent liabilities that are amortized over the life of the lease. Capital expenditures are also reduced when the Company receives cash and allowances from merchandise vendors to fund the construction of vendor shops.

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To the extent the Company remodels or otherwise replaces or disposes of property and equipment prior to the end of their assigned depreciable lives, the Company could realize a loss or gain on the disposition. To the extent assets continue to be used beyond their assigned depreciable lives, no depreciation expense is being realized. The Company reassesses the depreciable lives in an effort to reduce the risk of significant losses or gains at disposition and utilization of assets with no depreciation charges. The reassessment of depreciable lives involves utilizing historical remodel and disposition activity and forward-looking capital expenditure plans.

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Recoverability of the carrying value of store assets is assessed upon the occurrence of certain events (e.g., opening a new store near an existing store or announcing plans for a store closing) and, absent certain triggering events, annually during the fourth quarter. The recoverability assessment requires judgment and estimates for future store generated cash flows. The underlying estimates for cash flows include estimates for future sales, gross margin rates, inflation and store expenses. During the years ended January 31, 2009, February 2, 2008 and February 3, 2007, the Company incurred charges of $11.1 million, $4.3 million, and $7.2 million, respectively, related to asset impairments and other costs in the normal course of business.

LEASES

The Company leases stores, distribution centers, and administrative facilities under operating leases. Store lease agreements generally include rent holidays, rent escalation clauses and contingent rent provisions for a percentage of sales in excess of specified levels. Most of the Company’s lease agreements include renewal periods at the Company’s option. The Company recognizes rent holiday periods and scheduled rent increases on a straight-line basis over the lease term beginning with the date the Company takes possession of the leased space and includes such rent expense in Store Pre-Opening Costs. The Company records tenant improvement allowances and rent holidays as deferred rent liabilities on the consolidated balance sheets and amortizes the deferred rent over the terms of the lease to rent expense in the consolidated statements of income. The Company records rent liabilities on the consolidated balance sheets for contingent percentage of sales lease provisions when the Company determines that it is probable that the specified levels will be reached during the fiscal year.

INCOME AND OTHER TAXES

The majority of the Company’s deferred tax assets at January 31, 2009 consist of federal and state net operating loss carryforwards that will expire between 2009 and 2028. During 2008, the valuation allowance against net operating loss carryforwards was increased based on projections of future profitability. At January 31, 2009 the Company believes that it will be sufficiently profitable during the periods from 2009 to 2028 to utilize all of its federal NOLs and a portion of its state NOLs. To the extent management’s estimates of future taxable income by jurisdiction are greater than or less than management’s current estimates, future increases or decreases in the income tax benefit for net operating losses could occur.

The Company is routinely under audit by federal, state and local authorities in the areas of income taxes and the remittance of sales and use taxes. Audit authorities may question the timing and amount of deductions, the allocation of income among various tax jurisdictions and compliance with federal, state and local tax laws. In evaluating the exposure associated with various tax filing positions, the Company often accrues for exposures related to uncertain tax positions.

During 2008, an additional reserve of $.5 million was established for issues raised in current state tax examinations and previously filed federal tax returns relating to prior periods. During 2007, an additional reserve of $1.8 million was established for issues raised in current state tax examinations and previously filed federal tax returns relating to prior periods. During 2006, the Company concluded a federal income tax examination for the 2003 and 2004 tax years and concluded a number of state income tax examinations as well which resulted in a decrease in the amount previously accrued for exposures related to uncertain tax positions of $10.2 million. At January 31, 2009, the Company believes it has appropriately accrued for future exposures related to uncertain tax positions. To the extent the Company were to prevail in matters for which accruals have been established or be required to pay amounts in excess of reserves, the Company’s effective tax rate in a given financial statement period may be materially impacted.

The Company adopted the provisions of the Financial Accounting Standards Board Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of SFAS No. 109” (“FIN No. 48”) effective as of the beginning of fiscal year 2007. As a result of the implementation of FIN No. 48, the Company recorded a $33.7 million decrease in the liability for unrecognized tax benefits which was accounted for as an increase to the beginning shareholder’s equity. Including the cumulative effect of the decrease, at the beginning and end of 2008 the Company had approximately $44.6 million and $45.3 million (net of federal and state benefits) of total unrecognized tax benefits, respectively. Of these totals, $13.3 million and $14.0 million (net of federal and state benefits) represents the amounts of unrecognized tax benefits that, if recognized, would affect the effective income tax rate in any future periods. It is reasonably possible that the amount of unrecognized tax benefits will increase or decrease in the next twelve months as a result of settling uncertain tax positions. However, the Company does not anticipate this to result in any material changes to the amount of unrecognized tax benefits.

As a result of the analysis of uncertain tax positions upon the adoption of FIN No. 48, the net deferred tax asset related to state net operating loss carryforwards increased. Therefore, the Company performed a valuation allowance analysis to determine the realization of this asset. This analysis resulted in an additional valuation allowance of $19.3 million with the offset recorded to shareholders’ equity in accordance with Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). The Company is subject to the provisions of SOP 90-7 for these net operating losses since these losses were acquired through the acquisition of a company that had previously filed bankruptcy.

The Company files a consolidated U.S. Federal income tax return as well as state tax returns in multiple state jurisdictions. The Company has completed examinations by the Internal Revenue Service for taxable years through January 29, 2005 with no significant adjustments. With respect to the state and local jurisdictions, the Company has completed examinations in many jurisdictions through the same period and beyond and currently has examinations in progress for several jurisdictions.

PENSION PLANS

Pension expense is based on actuarial models used to estimate the total benefits ultimately payable to participants and is allocated to the respective service periods. The actuarial assumptions used to calculate pension costs are reviewed annually. The Company’s funding policy provides that contributions to the pension trusts shall be at least equal to the minimum funding requirement of the Employee Retirement Income Security Act of 1974. The Company may provide additional contributions from time to time, generally not to exceed the maximum tax-deductible limitation. Beginning in fiscal year 2008, the pension plans are valued annually as of the Company’s fiscal year-end balance sheet date. In prior years, the pension plans were valued annually on November 1st. The projected unit credit method is utilized in recognizing the pension liabilities.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). This Statement requires employers to (i) recognize the funded status of their defined benefit pension and other postretirement plans on the consolidated balance sheet, (ii) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost and (iii) measure defined benefit plan assets and obligations as of the date of the employer’s statement of financial position. The Company adopted the recognition and disclosure requirements of SFAS No. 158 prospectively on February 3, 2007. Effective January 31, 2009, in accordance with SFAS No. 158, the Company adopted the measurement date requirements of SFAS No. 158 and changed the measurement date from November 1 to the date of the Company’s fiscal year end.

Upon adoption of the recognition and disclosure requirements of SFAS No. 158, the Company recorded a pension asset of $4.6 million and eliminated the prepaid pension asset of $47.7 million. Based on the funded status of the defined benefit pension and postretirement benefit plans as of February 3, 2007, the Company also recorded a net decrease in Accumulated Other Comprehensive Income (“AOCI”) of $26.0 million. The adoption of SFAS No. 158 on February 3, 2007 had no impact on the Company’s earnings. Upon adoption of the measurement date requirements of SFAS No. 158, the Company recorded a $0.3 million decrease to 2008 ending retained earnings.

Pension assumptions are based upon management’s best estimates as of the annual measurement date.

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The assumed discount rate utilized is based upon pension discount curves and bond portfolio curves over a duration similar to the plan’s liabilities as of the measurement date. The discount rate is utilized principally in calculating the Company’s pension obligation, which is represented by the Accumulated Benefit Obligation (“ABO”) and the Projected Benefit Obligation (“PBO”) and in calculating net pension expense. At January 31, 2009, the discount rate was 6.5%. To the extent the discount rate increases or decreases, the Company’s ABO is decreased or increased, respectively. The estimated effect of a 0.25% change in the discount rate is approximately $2.0 million on the ABO and approximately $8 thousand on annual pension expense. To the extent the ABO increases, the after-tax effect of such increase serves to reduce Other Comprehensive Income and Shareholders’ Equity.

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The assumed expected long-term rate of return on assets is the weighted average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the PBO. It is the Company’s policy to invest approximately 65% of the pension fund assets in equities, 30% in fixed income securities and 5% in real estate. The Company’s estimate of the expected long-term rate of return considers the historical returns on plan assets, as well as the future expectations of returns on classes of assets within the target asset allocation of the plan asset portfolio. This rate is utilized principally in calculating the expected return on plan assets component of the annual pension expense. To the extent the actual rate of return on assets realized is greater than the assumed rate, that year’s annual pension expense is not affected. Rather, this gain reduces future pension expense over a period of approximately 10 years. To the extent the actual rate of return on assets is less than the assumed rate, that year’s annual pension expense is likewise not affected. Rather, this loss increases pension expense over approximately 10 years. The Company’s expected long-term rate of return on assets was 8.0% in 2008 and 2007.

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The assumed average rate of compensation increase is the average annual compensation increase expected over the remaining employment periods for the participating employees. This rate is estimated to be 4% for the periods following January 31, 2009 and is utilized principally in calculating the PBO and annual pension expense. The estimated effect of a 0.25% change in the assumed rate of compensation increases would not be material to the PBO or annual pension expense.

NEW ACCOUNTING PRONOUNCEMENTS

On February 3, 2008, the Company adopted the provisions of SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or a liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. In February 2008, the FASB amended SFAS No. 157 to exclude FASB Statement No. 13 “Accounting For Leases” and its related interpretive accounting pronouncements that address leasing transactions. The FASB also issued a final Staff Position to allow a one-year deferral of adoption of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis. The Company is in the process of evaluating the impact of applying SFAS No. 157 to nonfinancial assets and liabilities measured on a non-recurring basis. The impact of applying SFAS No. 157 to financial assets and liabilities did not have a material impact on the consolidated financial statements for the year ending January 31, 2009.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that currently are not required to be measured at fair value. This Statement is effective no later than fiscal years beginning on or after November 15, 2007. The Company elected to continue to record long-term debt at its amortized cost. Accordingly, this standard has no impact on the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”), which addresses the recognition and accounting for identifiable assets acquired, liabilities assumed, and non-controlling interests in business combinations. SFAS No. 141(R) also establishes expanded disclosure requirements for business combinations. SFAS No. 141(R) will become effective as of the beginning of the 2009 fiscal year. The effect of adopting SFAS No. 141(R) will depend on the circumstances of any potential future acquisitions made by the Company.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS No. 160”). This standard outlines the accounting and reporting for ownership interest in a subsidiary held by parties other than the parent. SFAS No. 160 is effective as of the beginning of the 2009 fiscal year. The adoption of this standard will not have a material impact on the consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). This Statement amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), to require an entity to provide an enhanced understanding of its use of derivative instruments, how they are accounted for under SFAS No. 133 and their effect on the entity’s financial position, financial performance, and cash flows. The provisions of SFAS No. 161 are effective as of the beginning of the 2009 fiscal year. The adoption of this standard will not have a material impact on the consolidated financial statements.

In December 2008, the FASB issued FSP FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets” (“FSP FAS 132(R)-1”), which provides additional guidance on employers’ disclosures about the plan assets of defined benefit pension or other postretirement plans. The disclosures required by FSP FAS 132(R)-1 include a description of how investment allocation decisions are made, major categories of plan assets, valuation techniques used to measure the fair value of plan assets, the impact of measurements using significant unobservable inputs and concentrations of risk within plan assets. The disclosures about plan assets required by this FSP must be provided for fiscal years ending after December 15, 2009. For the Company, FSP FAS 132(R)-1 will be effective for the fiscal year ending January 30, 2010 and will result in additional disclosures related to the assets of defined benefit pension plans in notes to the Company’s consolidated financial statements.

RELATED PARTY TRANSACTIONS

See Item 13, Certain Relationships and Related Transactions, in the Company’s 2008 Form 10-K, which was filed with the SEC on March 23, 2009.

FORWARD-LOOKING INFORMATION

The information contained in this Form 8-K that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for luxury apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; macroeconomic conditions and their effect on consumer spending; the Company’s ability to secure adequate financing; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; the performance of the financial markets; changes in interest rates; and fluctuations in foreign currency. For additional information regarding these and other risk factors, please refer to Item 1A of Part I in the Company’s 2008 Form 10-K, which was filed with the SEC on March 23, 2009.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

Item 8. Financial Statements and Supplementary Data

Information called for by this item is set forth in the Company’s Consolidated Financial Statements and Supplementary data contained in Exhibit 99.3 to this report.